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                                                                  EXHIBIT 10.65

                                O'CHARLEY'S INC.
                  2005 EXECUTIVE OFFICERS' CASH INCENTIVE PLAN

         1. PURPOSE OF THE PLAN. The purpose of the Plan is to advance the interests of the Company and its shareholders by providing incentives in the form of cash bonus awards to certain executives of the Company and its Subsidiaries. The Plan is intended to enable the Company to attract and retain appropriate executive talent and to motivate such executives to manage and grow the Company's business and to attain the performance goals articulated under the Plan.

         2. DEFINITIONS. The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

         (a)      "AWARD" means a cash bonus award granted pursuant to the Plan.

         (b)      "BOARD" means the Board of Directors of the Company.

         (c) "CODE" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

         (d) "COMMITTEE" means the Compensation and Human Resources Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

         (e) "COMPANY" means O'Charley's Inc., a Tennessee corporation, and its Subsidiaries.

         (f) "EFFECTIVE DATE" means the date on which the Plan takes effect in accordance with Section 13 of the Plan.

         (g) "EXECUTIVE OFFICER" means those officers defined in Rule 3b-7 promulgated pursuant to the Securities Exchange Act of 1934.

         (h) "PARTICIPANT" means an Executive Officer of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

         (i) "PERFORMANCE PERIOD" means the Company's 2005 fiscal year or any portion thereof designated by the Committee.

         (j) "PLAN" means the O'Charley's Inc. 2005 Executive Officers' Cash Incentive Plan.

         (k)      "SUBSIDIARY" means a subsidiary corporation, as defined in
Section 424(f) of the Code (or any successor section thereto).

         3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have the authority to select the Executive Officers to be granted Awards under


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the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such Awards, and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to determine whether such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

         4. ELIGIBILITY AND PARTICIPATION. The Committee shall determine the Executive Officers who shall be Participants for the Performance Period.

         5.       AWARDS.

         (a) Performance Goals. Awards under the Plan shall be conditioned on the attainment of specified corporate, division (O'Charley's, Ninety-Nine, Stoney River or Commissary) and/or individual performance goals. The corporate goal for each Participant (if applicable) shall be a specified Company earnings per share target for 2005 as determined by the Committee. The division goal for each Participant (if applicable) shall be a specified division operating income target with respect to the specified division for 2005 as determined by the Committee. The applicable performance goals for each Participant shall be recommended by the Chief Executive Officer and determined and approved by the Committee for the Performance Period. With respect to each corporate and/or division goal, the Committee shall establish the threshold, target and superior levels of performance. After the end of the Performance Period, the Committee shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the Committee shall consider the recommendation of the Chief Executive Officer (other than with respect to his or her Award) and may consider such other matters as the Committee deems appropriate.

         (b) Target Bonus. The target bonus amount (as a percentage of base salary) to be payable pursuant to an Award for each Participant with respect to each performance goal is set forth on Schedule A attached hereto.

         (c) Amount Payable. The amount payable pursuant to an Award shall be determined by the Committee in its sole discretion based on the Committee's determination of whether and to what extent each applicable performance goal has been met consistent with the performance calibration scale approved by the Committee. No amounts shall be paid for performance at or below the threshold level with respect to a particular corporate and/or division


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performance goal. For performance at the threshold level with respect to a particular corporate and/or division performance goal, a Participant shall be entitled to 50% of the target bonus amount (as set forth on Schedule A) applicable to such performance goal. For performance at the target level with respect to a particular corporate and/or division performance goal, a Participant shall be entitled to 100% of the target bonus amount (as set forth on Schedule A) applicable to such performance goal. For performance at or above the superior level with respect to a particular corporate and/or division performance goal, a Participant shall be entitled to 200% of the target bonus amount (as set forth on Schedule A) applicable to such performance goal. For performance between the threshold and target levels of performance or between the target and superior levels of performance with respect to a particular corporate and/or division performance goal, a Participant shall be entitled to a pro rata portion of the target (or superior) bonus amount applicable to such performance goal. If applicable, a Participant who is determined to have achieved his or her individual performance goal shall be entitled to 100% of the target bonus amount (as set forth on Schedule A) applicable to such performance goal.

         (d) Payment. The amount of the Award payable as determined by the Committee for the Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of the Performance Period.

         (e) Termination of Employment. If a Participant dies, retires, is assigned to a different position or is granted a leave of absence, or if the Participant's employment is otherwise terminated during a Performance Period, the right of such Participant to any Award hereunder shall be forfeited; provided, the Committee may in its sole discretion direct the Company to pay to such Participant (or his or her estate, if applicable) after the end of the Performance Period a pro rata share of the Participant's Award based on the period of actual participation if it would have become earned and payable had the Participant's employment status not changed.

         6. AMENDMENTS OR TERMINATION. The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant's consent; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of any applicable law, rule or regulation.

         7. NO RIGHT TO EMPLOYMENT. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

         8. NONTRANSFERABILITY OF AWARDS. An Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution.

         9. OFFSET OF AWARDS. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, may reduce any amounts otherwise payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.


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         10.      ADJUSTMENTS UPON CERTAIN EVENTS. In the event of any material change in the business, assets, liabilities or prospects of the Company, any division or any Subsidiary, the Committee in its sole discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards. In addition, in the event that the Committee determines that an event has occurred during the Performance Period which has impacted the Company's (or any division's) operating results for such period, the Committee shall have the right, in its sole and absolute discretion, to adjust any performance goals (including, without limitation, by adjusting the threshold, target and superior levels of performance) to reflect such event for purposes of calculating the amounts payable to any Participant pursuant to an Award.

         11. MISCELLANEOUS PROVISIONS. The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants' rights to the payment hereunder shall be no greater than the rights of the Company's (or Subsidiary's) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

         12. CHOICE OF LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed in the State of Tennessee.

         13. EFFECTIVENESS OF THE PLAN. The Plan shall be effective as of the date of its adoption by the Committee.


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                                   SCHEDULE A

                                                               CORPORATE            DIVISION          INDIVIDUAL
                                                                 GOAL                 GOAL               GOAL
                                                              (% OF BASE           (% OF BASE         (% OF BASE
                                                               SALARY AT           SALARY AT           SALARY AT
               TITLE                                            TARGET)             TARGET)             TARGET)
Chairman and Chief Executive Officer                              90%                  0%                  0%
President and Chief Operating Officer                             62%                  0%                 10%
Chief Financial Officer                                           57%                  0%                 10%
Concept President - Ninety Nine                                    0%                 53%                  0%
President - Commissary Operations                                 15%                 30%                 10%
Chief Support Officer                                             10%                 25%                 10%
Chief Strategy Officer                                            27%                  0%                 10%
Principal Accounting Officer and Corporate Controller             18%                  0%                 10%


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